SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Power Integrations, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138

April 29, 2002

To our stockholders:

You are cordially invited to attend the annual meeting of stockholders of Power Integrations, Inc. on June 6, 2002 at 5245 Hellyer Avenue, San Jose, CA 95138 at 1:00 p.m., Pacific Daylight Time.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 2001 Power Integrations, Inc. Annual Report, which includes audited financial statements and certain other information.

It is important that you use this opportunity to take part in the affairs of Power Integrations, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. Returning the proxy or voting electronically or by telephone does not deprive you of your right to attend the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sin	cerely,

Balu Balakrishnan
President and Chief Executive Officer

POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2002

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Power Integrations, Inc., which will be held on June 6, 2002, at 1:00 p.m. Pacific Daylight Time at 5245 Hellyer Avenue, San Jose, CA 95138, for the following purposes:

1.	To elect three (3) Class II directors to hold office for a three-year term and until their successors are elected and qualified.

2.
To approve an amendment to our 1997 Stock Option Plan which provides that effective January 1, 2003, 700,000 shares, which would otherwise only be available for grant under the plan pursuant to non-statutory stock options may instead be granted pursuant to incentive stock options.

3.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 17, 2002, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices.

By	order of the board of directors,

John M. Cobb
Secretary

San Jose, California
April 29, 2002

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR TO VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the board of directors of Power Integrations, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held June 6, 2002, or any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this proxy statement is April 29, 2002, the approximate date on which this proxy statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

Annual Report.    An annual report for the year ended December 31, 2001, is enclosed with this proxy statement.

Voting Securities.    Only stockholders of record as of the close of business on April 17, 2002 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 28,221,000 shares of our common stock, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our bylaws provide that a majority of all of the shares of our capital stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non–votes” will each be counted as present for purposes of determining the presence of a quorum.

Solicitation of Proxies.    Power Integrations will bear the cost of soliciting proxies. We will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we have engaged the services of Georgeson Shareholder Communications, a proxy solicitation firm. We will pay approximately $4,500 for these services and will reimburse Georgeson Shareholder Communications for its reasonable, out-of-pocket expenses.

Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of Power Integrations at our principal offices at 5245 Hellyer Avenue, San Jose, California 95138, of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Telephone and Internet Voting.    Stockholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the postage-prepaid envelope provided.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

Power Integrations has a classified board of directors which currently consists of seven (7) directors: two (2) of whom are Class I directors, three (3) of whom are Class II directors, and two (2) of whom are Class III directors. Class I, Class II and Class III directors serve until the annual meeting of stockholders to be held in 2004, 2002 and 2003, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in that class whose terms expire at such annual meeting.

Three persons are to be elected to serve as Class II directors of the board of directors at the meeting. Management’s nominees for election at the 2002 annual meeting of stockholders to Class II of the board of directors are E. Floyd Kvamme, Nicholas E. Brathwaite and Balu Balakrishnan. If elected, each nominee will serve as a director until Power Integrations’ annual meeting of stockholders in 2005, and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the board of directors may designate.

The table below sets forth the names and certain information of our directors, including the Class II nominees to be elected at this meeting.

Name	Principal occupation with Power Integrations	Age	Director since
Class I directors whose terms expire at the 2004 annual meeting of stockholders:
R. Scott Brown	Director	61	1999
Steven J. Sharp	Director	60	1988

Class II nominees to be elected at the 2002 annual meeting of stockholders:
E. Floyd Kvamme	Director	64	1989
Nicholas E. Brathwaite	Director	43	2000
Balu Balakrishnan	President and Chief Executive Officer	47	2002

Class III directors whose terms expire at the 2003 annual meeting of stockholders:
Howard F. Earhart	Chairman of the Board	62	1995
Alan D. Bickell	Director	65	1999

Balu Balakrishnan has served as our president and chief executive officer and as a director since January 2002. He served as our president and chief operating officer from April 2001 to January 2002. From January 2000 to April 2001, he was the vice president of engineering and strategic marketing. From September 1997 to January 2000 he was the vice president of engineering and new business development. From September 1994 to September 1997 Mr. Balakrishnan served as our vice president of engineering and marketing. He served as our vice president of design engineering from April 1989 to September 1994.

Howard F. Earhart has served as our chairman of the board of directors since January 1995. Mr. Earhart served as our president and chief executive officer from January 1995 to April 2001, at which time Mr. Earhart resigned as president but continued to serve as chief executive officer until January 2002. Mr. Earhart’s management experience includes photographic film products at Eastman Kodak and consumer products at Memorex Corporation where he was president of the consumer products group. Mr. Earhart also served as the chief executive officer of Lin Data Corp. and Information Magnetics Corporation; both companies manufacture semiconductor-based components for the disk drive industry. Mr. Earhart currently serves on the boards of two private companies. He holds a B.S. in chemical engineering from Clarkson University.

Alan D. Bickell has served as a member of the board of directors since April 1999. Mr. Bickell retired in 1996 after more than 30 years with Hewlett Packard, serving as a corporate senior vice president and managing director of geographic operations since 1992. Mr. Bickell also serves on the boards of Asiainfo Holdings, Inc., Junior Achievement International and the Peking University Educational Foundation (USA).

Nicholas E. Brathwaite has served as a member of the board of directors since January 2000. Mr. Brathwaite currently serves as senior vice president and chief technology officer for Flextronics International, a provider of engineering, advanced electronics manufacturing and logistical services, and has held various engineering management positions with Flextronics since 1995. From 1989 to 1995, Mr. Brathwaite held various management positions at nChip, a multi-chip module company.

R. Scott Brown has served as member of the board of directors since July 1999. Mr. Brown has been retired since May 1999. From 1985 to 1999, Mr. Brown served as senior vice president of worldwide sales and support for Xilinx, Inc., a designer and developer of complete programmable logic solutions for use by electronic equipment manufacturers.

E. Floyd Kvamme has served as a member of the board of directors since September 1989. Mr. Kvamme has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital company, since 1984. Mr. Kvamme also serves on the boards of Brio Technology, Harmonic Inc., National Semiconductor, Photon Dynamics and several private companies.

Steven J. Sharp is one of our founders and has served as a member of the board of directors since our inception. Mr. Sharp has served as president, chief executive officer and chairman of the board of TriQuint Semiconductor, a manufacturer of electronic components for the communications industry, since September 1991.

Board of directors’ committees and meetings

During the year ended December 31, 2001, the board of directors held four (4) meetings and acted once by unanimous consent. The board of directors has established an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. Each incumbent director attended at least 75% of the aggregate of such meetings of the board and any committee of the board on which he served.

The members of the audit committee during 2001 were Alan Bickell, Nicholas Brathwaite and Floyd Kvamme. The functions of the audit committee include recommending to the board the retention of independent auditors, reviewing the scope, proposed fee arrangements and results of the examination of our financial statements by the independent auditors, approving all professional services and related fees of the independent auditors, and periodically reviewing our accounting policies and internal accounting and financial controls. During 2001, the audit committee held four (4) meetings. For additional information concerning the audit committee, see “REPORT OF THE AUDIT COMMITTEE.”

The members of the compensation committee during 2001 were Alan Bickell, Floyd Kvamme and R. Scott Brown. The compensation committee’s function is to make decisions concerning salaries and incentive compensation for executive officers of Power Integrations. During 2001, the compensation committee did not meet, but instead acted by written consent and the board of directors in its entirety performed the functions noted above. For additional information concerning the compensation committee, see “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION.”

Vote required and board of directors’ recommendation

If a quorum is present and voting at the annual meeting of stockholders, the nominees for Class II directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL NUMBER TWO
APPROVAL OF AMENDMENT TO THE
1997 STOCK OPTION PLAN

The board of directors adopted the 1997 Stock Option Plan, also referred to as the 1997 Plan, on June 3, 1997. Currently, the 1997 Plan provides that the maximum number of shares issuable under the 1997 Plan will automatically be increased on the first day of each fiscal year beginning on or after January 1, 1999 by an amount equal to 5% of the number of shares of our common stock which was issued and outstanding on the last day of the preceding fiscal year. However, to comply with the Internal Revenue Code of 1986 (the “Code”), the 1997 Plan provides that the number of shares which may cumulatively be available for issuance upon the exercise of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, will remain fixed at 8,051,454 shares (the “ISO Issuance Limit”). Because the use of ISOs is an important factor in attracting and retaining qualified employees, the board of directors has amended the 1997 Plan, subject to stockholder approval, to increase the ISO Issuance Limit by 700,000 shares, to 8,751,454 shares, effective as of January 1, 2003. The increase in the ISO Issuance Limit contemplated by this amendment will NOT increase the total number of shares issuable under the 1997 Plan.

The stockholders are now being asked to approve the increase in the ISO Issuance Limit from 8,051,454 shares to 8,751,454 shares. The board of directors believes that approval of this amendment is in the best interests of Power Integrations and our stockholders because the ability to grant ISOs is an important factor in attracting, motivating and retaining qualified officers and employees essential to our success and in aligning their long-term interests with those of the stockholders.

Summary of the provisions of the 1997 Plan

The following summary of the 1997 Plan is qualified in its entirety by the specific language of the 1997 Plan, a copy of which is available to any stockholder upon request.

General.    The 1997 Plan provides for the grant of ISOs and nonstatutory stock options. As of March 31, 2002, Power Integrations had outstanding options under the 1997 Plan to purchase an aggregate of 5,097,357 shares at a weighted average exercise price of $14.66 per share. As of the same date, options to purchase 1,334,186 shares of common stock granted pursuant to the 1997 Plan had been exercised, and there were 411,839 shares of common stock available for future grants under the 1997 Plan. As of the same date, options to purchase 113,969 shares of common stock were outstanding under our 1988 Stock Option Plan. Shares subject to outstanding options granted pursuant to the 1988 Plan, when canceled, become available for grant under the 1997 Plan. From the inception of the 1997 Plan to March 31, 2002, options to purchase 76,949 such shares have been canceled.

Shares subject to the 1997 Plan.    The initial maximum share reserve of the 1997 Plan was 4,264,454 shares, which amount is increased annually on the first day of our fiscal year, January 1, by a number of shares equal to 5% of the number of shares of our issued and outstanding common stock on the preceding December 31. The latest annual increase on January 1, 2002 was equal to 1,400,460 shares, resulting in a maximum reserve of 9,609,551 shares. However, the number of shares available for grant at any time under the 1997 Plan is reduced by the number of shares which remain subject to options granted under our 1988 Plan plus the number of shares subject to options granted under the 1988 Plan that have been exercised after June 3, 1997, and as of March 31, 2002, such total was 2,830,263 shares.

Currently, the ISO Issuance Limit is 8,051,454 shares and this limit does not automatically increase each year. Subject to stockholder approval, the board of directors has amended the 1997 Plan to increase the ISO Issuance Limit to 8,751,454 shares, effective January 1, 2003. Under the Code, the number of ISOs that may be granted under a plan must be an amount that is determinable on the date that the stockholders approve the plan. Because the 1997 Plan’s share reserve increases each year and the amount of the increase is not determinable in advance, the ISO Issuance Limit was approved as a fixed number. Thus, although the total number of shares issuable under the 1997 Plan automatically increases each fiscal year, the ISO Issuance Limit remains fixed. In order to allow Power Integrations to continue to grant ISOs to its employees, the board approved the increase in the ISO Issuance Limit. The proposed increase in the ISO Issuance Limit will not increase the total number of shares issuable under the 1997 Plan, but will allow Power Integrations to grant more ISOs to employees from the 1997 Plan’s share reserve.

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 1997 Plan, the ISO Issuance Limit, the limit of options for no more than 400,000 shares to any employee in any fiscal year, and to outstanding options. To the extent any outstanding option under the 1997 Plan expires or terminates prior to exercise in full or if we repurchase shares issued upon exercise of an option, the shares of common stock for which that option is not exercised or the repurchased shares are returned to the 1997 Plan and will again be available for issuance under the 1997 Plan.

In addition to the 1997 Plan, Power Integrations maintains the 1998 Nonstatutory Stock Option Plan, also referred to as the 1998 Plan, pursuant to which an aggregate of 1,000,000 shares of common stock may be issued. The 1998 Plan provides for the grant of nonstatutory stock options to employees and consultants of Power Integrations or any parent or subsidiary corporation of Power Integrations (excluding officers and directors), and as of March 31, 2002, options to purchase 404,012 shares of common stock granted pursuant to the 1998 Plan had been exercised, options to purchase an aggregate of 527,400 shares were outstanding, and 68,588 shares of common stock remained available for future grants under the 1998 Plan.

Administration.    The board of directors or a duly appointed committee of the board may administer the 1997 Plan. With respect to the participation of individuals whose transactions in Power Integrations’ equity securities are subject to Section 16 of the Securities Exchange Act of 1934, the 1997 Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the 1997 Plan, the board determines the persons to whom options are to be granted, the number of shares to be covered by each option, and all other terms and conditions of the options. The 1997 Plan also provides, subject to certain limitations, that Power Integrations will indemnify any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from that person’s action or failure to act in administering the 1997 Plan. The board will interpret the 1997 Plan and options granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the 1997 Plan or any option under that plan.

Eligibility.    Generally, all employees, directors and consultants of Power Integrations or of any present or future parent or subsidiary corporations of Power Integrations are eligible to participate in the 1997 Plan. In addition, the 1997 Plan also permits the grant of options to prospective employees, consultants and directors in connection with written offers of employment or engagement. As of April 1, 2002, Power Integrations had approximately 259 employees, including seven (7) executive officers and seven (7) directors. Any person eligible under the 1997 Plan may be granted a nonstatutory option. However, only employees may be granted ISOs and no employee may be granted options for more than 400,000 shares during any fiscal year.

Terms and conditions of options.    Each option granted under the 1997 Plan is evidenced by a written agreement between Power Integrations and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1997 Plan. The exercise price per share must equal at least the fair market value of a share of Power Integrations’ common stock on the date of grant of an ISO and at least 85% of the fair market value of a share of the common stock on the date of grant of a nonstatutory stock option. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Power Integrations or any parent or subsidiary corporation of Power Integrations (a “10% Stockholder”) must be at least 110% of the fair market value of a share of Power Integrations’ common stock on the date of grant. The fair market value of Power Integrations’ common stock is based on the trading price of Power Integrations’ shares on the Nasdaq National Market.

Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of Power Integrations’ common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, by means of a promissory note, by any lawful method approved by the board or by any combination of these. The board may nevertheless restrict the forms of payment permitted in connection with any option grant.

The board will specify when options granted under the 1997 Plan will become exercisable and vested. Generally, options granted under the 1997 Plan are exercisable on and after the date of grant, subject to the right of Power Integrations to reacquire, at the optionee’s exercise price, any unvested shares that the optionee holds upon termination of employment or service or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments, subject to the optionee’s continued employment or service. The maximum term of ISOs granted under the 1997 Plan is ten years, except that an ISO granted to a 10% Stockholder may not have a term longer than five years. The 1997 Plan authorizes the board to grant nonstatutory stock options having a term in excess of ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee’s lifetime only by the optionee.

Change in control.    The 1997 Plan provides that a “change in control” occurs in the event of:

•	a sale or exchange by the stockholders of more than 50% of Power Integrations’ voting stock,

•	a merger or consolidation involving Power Integrations,

•	the sale, exchange or transfer of all or substantially all of the assets of Power Integrations, or

•	a liquidation or dissolution of Power Integrations,

wherein, upon any such event, the stockholders of Power Integrations immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of the voting stock of Power Integrations, its successor, or the corporation to which the assets of Power Integrations were transferred.

Upon a change in control, the board may arrange for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1997 Plan. To the extent that the options outstanding under the 1997 Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

Our executive officers have entered into executive benefits agreements and stock option agreements pursuant to which vesting of options may accelerate and the post termination exercise period of an option may be extended. See “Employment Contracts and Termination of Employment and Change of Control Arrangements.”

Termination or amendment.    Unless sooner terminated, no ISOs may be granted under the 1997 Plan after June 2, 2007. The board may terminate or amend the 1997 Plan at any time, but, without stockholder approval, the board may not adopt an amendment to the 1997 Plan which would increase the total number of shares of common stock reserved for issuance thereunder, change the class of persons eligible to receive ISOs, or require stockholder approval under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option’s status as an ISO or is necessary to comply with any applicable law.

Summary of federal income tax consequences of the 1997 Plan

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1997 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

ISOs.    An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Power Integrations will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise, referred to as a disqualifying disposition, the difference between the fair market value of the shares on the determination date, which is discussed in more detail below under “—Nonstatutory stock options,” and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Generally, for federal income tax purposes, Power Integrations should be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

The difference between the option exercise price and the fair market value of the shares on the determination date of an ISO is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if the tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory stock options.    Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the determination date. If the optionee is an employee, the ordinary income generally is subject to withholding of income and employment taxes. The determination date is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of the date on which the shares are transferable or the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. No tax deduction is available to Power Integrations with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to that grant. Power Integrations generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

Vote required and board of directors’ recommendation

The affirmative vote of a majority of the votes cast on the proposal to increase the ISO Issuance Limit at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Power Integrations’ common stock is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

The board of directors believes that approval of the increase in the ISO Issuance Limit is in the best interests of Power Integrations and its stockholders. THEREFORE, FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF AN INCREASE IN THE ISO ISSUANCE LIMIT.

NEW PLAN BENEFITS

The following table sets forth grants of stock options received under the 1997 Plan during the fiscal year ended December 31, 2001 by:

•	the Named Executive Officers;

•	all current executive officers as a group;

•	all current directors who are not executive officers as a group; and

•	all employees, who are not executive officers, as a group.

Name and position	Exercise price		Nomber of shares
Howard F. Earhart(1)	$12.10		125,000
Chairman of the Board and Chief Executive Officer

Balu Balakrishnan(2)	$12.10		300,000
President

Daniel M. Selleck	$12.10		45,000
Vice President, Marketing

Clifford J. Walker	$12.10		35,000
Vice President, Corporate Development

Joyce Engberg(3)	—		—
Vice President, Information Technology

Executive group (11 persons)	$13.20	(4)	1,035,000

Non-executive director group (5 persons)	$12.10		75,000

Non-executive officer employee group	$13.27	(4)	988,112

(1)	Mr. Earhart resigned as Chief Executive Officer in January 2002.

(2)	Mr. Balakrishnan was appointed Chief Executive Officer in January 2002.

(3)	Ms. Engberg resigned from Power Integrations in January 2002.

(4)	Average exercise price of options granted during fiscal 2001 under the 1997 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 1, 2002, with respect to the beneficial ownership of Power Integrations’ common stock by:

•	each person known by Power Integrations to be the beneficial owner of more than 5% of our common stock,

•	each director and director nominee of Power Integrations,

•
the Chief Executive Officer, and the four other highest compensated executive officers of Power Integrations whose salary and bonus for the year ended December 31, 2001 exceeded $100,000, also referred to as the “Named Executive Officers,” and

•	all executive officers and directors of Power Integrations as a group.

Unless otherwise indicated, the address of the beneficial owners is c/o Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138.

	Shares owned(1)
Name and address of beneficial owners	Number of shares	Percentage
5% Stockholders
RS Investment Management Co. LLC(2)	2,863,100	10.2%
388 Market Street, Suite 200
San Francisco, CA 94111

Executive officers and directors
Balu Balakrishnan(3)	875,877	3.0%
Daniel M. Selleck(4)	286,235	1.0%
Clifford J. Walker(5)	234,984	*
Joyce A. Engberg(6)	2,974	*
Howard F. Earhart(7)	621,673	2.2%
Alan D. Bickell(8)	38,916	*
Nicholas E. Brathwaite(9)	27,083	*
R. Scott Brown(10)	40,416	*
E. Floyd Kvamme(11)	180,556	*
Steven J. Sharp(12)	103,208	*
All executive officers and directors as a group (15 persons)(13)	3,340,184	10.9%

*	Less than 1%

(1)
Except as indicated in the footnotes to this table, Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options. Options held by executive officers are immediately exercisable but are subject to vesting which lapses over time. Percentages are based on 28,156,942 shares of common stock outstanding on March 1, 2002, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 1, 2002, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage beneficial ownership.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2002, RS Investment Management Co. LLC, a holding company.

(3)	Includes 660,000 shares issuable upon exercise of options, of which 524,856 shares are subject to repurchase by Power Integrations as of April 30, 2002 (see footnote 1).

(4)	Includes 270,000 shares issuable upon exercise of options, of which 159,689 shares are subject to repurchase by Power Integrations as of April 30, 2002 (see footnote 1).

(5)	Includes 192,400 shares issuable upon exercise of options, of which 138,180 shares are subject to repurchase by Power Integrations as of April 30, 2002 (see footnote 1).

(6)	Ms. Engberg left the Company in January 2002.

(7)	Includes 381,628 shares issuable upon exercise of options, of which 202,917 shares are subject to repurchase by Power Integrations, which lapses over time.

(8)	Includes 37,916 shares issuable upon exercise of options.

(9)	Includes 27,083 shares issuable upon exercise of options.

(10)	Includes 35,416 shares issuable upon exercise of options.

(11)	Includes 47,916 shares issuable upon exercise of options.

(12)	Includes 4,234 shares held by Sutro & Co. Keough Custodian FBO Steven Sharp. Also includes 47,916 shares issuable upon exercise of options.

(13)
See footnotes 3 through 12. Includes 2,620,275 shares issuable upon exercise of options, of which 1,642,024 shares are subject to repurchase by Power Integrations as of April 30, 2002 (see footnote 1).

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the total compensation of the Named Executive Officers for the fiscal years ended December 31, 2001, 2000 and 1999:

Summary Compensation Table

Name and principal position	Annual compensation			Long term compensation awards	All other compensation(2)
	Year	Salary(1)	Bonus(1)	Number of securities underlying options
Howard F. Earhart(3)	2001	$319,039	$33,416	125,000	$759
Chairman of the Board and	2000	$270,000	$27,365	80,000	$867
Chief Executive Officer	1999	$270,000	$204,300	150,000	$891

Balu Balakrishnan(4)	2001	$275,796	$58,314	300,000	$759
President	2000	$221,923	$29,051	80,000	$867
	1999	$200,769	$119,300	80,000	$891

Daniel M. Selleck	2001	$225,815	$17,874	45,000	$759
Vice President, Marketing	2000	$215,015	$15,051	45,000	$867
	1999	$214,631	$115,800	80,000	$891

Clifford J. Walker	2001	$198,606	$16,320	35,000	$759
Vice President, Corporate Development	2000	$176,293	$113,433	30,000	$867
	1999	$178,173	$102,150	62,400	$891

Joyce A. Engberg(5)	2001	$197,635	$12,434	0	$759
Vice President, Information Technology	2000	$150,800	$90,746	30,000	$867
	1999	$136,300	$27,000	112,500	$891

(1)	Amounts shown are on a full year basis and include cash and noncash compensation earned by executive officers.

(2)	Represents premiums paid by Power Integrations for life insurance coverage.

(3)
Howard F. Earhart served as Chief Executive Officer of Power Integrations during fiscal year 2001 but resigned in January 2002 from that position. Mr. Earhart also served as President of Power Integrations in fiscal year 2001 until April 2001 when he resigned from that position.

(4)	Mr. Balakrishnan was appointed President of Power Integrations in April 2001 and was appointed Chief Executive Officer in January 2002.

(5)	Joyce A. Engberg resigned from Power Integrations in January 2002.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides certain information concerning options to purchase Power Integrations’ common stock granted during the year ended December 31, 2001 to the Named Executive Officers:

Individual grants in fiscal 2001

Name	Options granted(1)	% of total options granted to employees in fiscal year(2)	Exercise price(3)	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term(4)
					5%	10%
Howard F. Earhart	125,000	5.81	12.10	5/31/11	$951,203	$2,410,535
Balu Balakrishnan	300,000	13.94	12.10	5/31/11	$2,282,887	$5,785,285
Daniel M. Selleck	45,000	2.09	12.10	5/31/11	$342,433	$867,793
Clifford J. Walker	35,000	1.63	12.10	5/31/11	$266,337	$674,950
Joyce A. Engberg(5)	—	—	—	—	—	—

(1)
Options granted in fiscal 2001 are immediately available and generally vest fully within four years from the grant date subject to the optionee’s continued employment with Power Integrations. Such options generally vest at the rate of 1/8 on the six-month anniversary of the date of grant and 1/48 monthly thereafter. Power Integrations has a repurchase right for unvested shares. Under the terms of the 1997 Plan, the administrator retains discretion, subject to the 1997 Plan limits, to modify the terms of outstanding options and to reprice outstanding options. The options have a term of 10 years, subject to earlier termination in certain situations related to termination of employment. See “Proposal Number Two — Approval of Amendment of 1997 Stock Option Plan” for a description of the material payment terms of the options.

(2)	Based on a total of 2,151,612 options granted to all employees and consultants during fiscal 2001.

(3)	All options were granted at an exercise price equal to the fair market value of Power Integrations’ stock on May 31, 2001.

(4)
Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent Power Integrations’ estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. This table does not take into account any appreciation in the price of the common stock from the date of grant to date.

(5)	Joyce A. Engberg resigned from Power Integrations in January 2002.

AGGREGATE OPTION EXERCISES FOR FISCAL 2001 AND FISCAL 2001 YEAR-END VALUES

The following table provides certain information concerning exercises of options to purchase Power Integrations’ common stock during the year ended December 31, 2001, and unexercised options held as of December 31, 2001, by the Named Executive Officers:

Aggregated option exercises and fiscal year-end values

Name	Shares acquired on exercise	Value realized(2)	Number of securities underlying unexercised options at 12/31/01		Value of unexercised in-the-money options at 12/31/01(1)
			Exercisable(3)	Unexercisable	Exercisable(3)	Unexercisable
Howard F. Earhart	0	$0	455,000	—	$5,104,380	—
Balu Balakrishnan	0	$0	460,000	—	$4,533,896	—
Daniel M. Selleck	0	$0	220,000	—	$2,446,233	—
Clifford J. Walker	0	$0	127,400	—	$1,144,187	—
Joyce Engberg(4)	51,500	$585,230	76,000	—	$694,806	—

(1)
Calculated on the basis of the fair market value of the underlying securities as of December 31, 2001 of $22.84 per share, as reported as the closing price on the Nasdaq Stock Market, minus the aggregate exercise price.

(2)	Fair market price on date of exercise, less exercise price.

(3)
The options in the table above are immediately exercisable in full at the date of grant, but shares purchased on exercise of unvested options are subject to a repurchase right in favor of Power Integrations which lapses ratably over 50 months for our 1988 Stock Option Plan or 48 months for our 1997 Plan and entitles Power Integrations to repurchase unvested shares at their original issuance price.

(4)	Ms. Engberg resigned from Power Integrations in January 2002.

No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during fiscal 2001 to any Named Executive Officer. Power Integrations does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service with any of the Named Executive Officers.

Compensation of directors

Directors of Power Integrations receive $3,750 per quarter for services provided as a director and $1,000 for each meeting they attend. Directors are reimbursed for all travel and related expenses incurred in connection with attending board and committee meetings. Directors who are not employees of Power Integrations receive yearly grants of options to purchase common stock under the 1997 Outside Directors Stock Option Plan. During 2001, Messrs. Bickell, Brathwaite, Brown, Kvamme and Sharp were each granted an option to purchase up to 10,000 shares of Power Integrations common stock under this plan and were each granted an option to purchase up to 15,000 shares of Power Integrations common stock under the 1997 Stock Option Plan. Mr. Earhart waived his right to receive a fee and the grant of stock options as compensation for his services as a director.

Employment contracts and termination of employment and change-in-control arrangements

Executive Benefits Agreements

At a meeting held on April 19, 2002, the compensation committee of the board of directors approved Executive Benefits Agreements between Power Integrations and Balu Balakrishnan, a director and the Chief Executive Officer and each of the other executive officers, including Derek Bell, Vice President, Engineering,

John M. Cobb, Vice President, Finance and Administration and Chief Financial Officer, Bruce Renouard, Vice President, Worldwide Sales, Daniel M. Selleck, Vice President, Marketing, John Tomlin, Vice President, Operations, and Clifford J. Walker, Vice President, Corporate Development. The Executive Benefits Agreement provides for acceleration of the vesting of stock options on a change of control of Power Integrations, severance benefits in the event of a termination of employment under certain circumstances on or within 18 months following a change of control of Power Integrations, severance benefits in the event of a termination of employment without cause or resignation for good reason prior to a change of control of Power Integrations or subsequent to 18 months following a change of control, and retirement benefits upon an executive’s completion of time and service requirements.

Fifty percent of the then unvested shares for Mr. Balakrishnan (increased to 100% if the acquiring company does not assume the options) and 25% of the then unvested shares for the other executive officers (increased to 50% if the acquiring company does not assume the options) vest upon a change of control. A change of control is defined generally as acquisition by any person of a beneficial ownership of 50% or more of Power Integrations voting stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations assets, liquidation of Power Integrations or change in the majority of the incumbent members of the board of directors (except changes in the board of directors composition approved by a majority of the directors).

Each executive is entitled to severance benefits in the event that the executive is terminated without cause or resigns for good reason, on or within 18 months following a change of control. Cause includes, among other acts, a material act of theft, fraud, improper disclosure of confidential information, or an intentional act by an executive causing harm to the reputation of Power Integrations and good reason includes, among other acts, a material decrease in an executive’s compensation, responsibility level or relocation of more than 50 miles from executive’s current work place. Mr. Balakrishnan is entitled to a lump sum cash payment equal to twelve months of his annual salary plus target incentive bonus, acceleration of 100% of all his then unvested stock options, extension of the post termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations health plans for twelve months at Power Integration’s expense. Each of the other executive officers is entitled to a lump sum cash payment equal to six months of his annual salary and 50% of his target incentive bonus, acceleration of 50% of his then unvested stock options, extension of the post termination stock option exercise period to one year and continued medical and dental coverage under the Power Integrations health plans for six months at Power Integration’s expense.

Each executive officer also is entitled to severance benefits in the event that the executive is terminated without cause or resigns for good reason prior to a change of control of Power Integrations or subsequent to 18 months following a change of control. Mr. Balakrishnan is entitled to a lump sum cash payment equal to twelve months of his annual salary plus target incentive bonus, acceleration of 50% of his then unvested stock options, and continued medical and dental coverage under the Power Integrations health plans for twelve months at Power Integration’s expense. Each of the other executive officers is entitled to a lump sum cash payment equal to six months of his annual salary and 50% of his target incentive bonus and continued medical and dental coverage under the Power Integrations health plans for six months at Power Integration’s expense.

An executive is entitled to retirement benefits if he has served Power Integrations for a given number of years, has achieved a certain age and is not employed elsewhere full or part time or otherwise engaged in competition with Power Integrations. Mr. Balakrishnan is entitled to the extension of his post termination stock option exercise period for vested options for the term of the option and medical and dental benefits for his immediate family at Power Integration’s expense until he achieves the age of 65; thereafter, participation in the health plans would be at Mr. Balakrishnan’s expense. Each of the other executive officers are entitled to the extension of his post termination stock option exercise period for vested options for the earlier of five years or the term of the option and medical and dental benefits for the executive officer’s immediate family at Power Integrations expense until the executive officer achieves the age of 65; thereafter, participation in the health plans would be at the executive officer’s expense. The post termination exercise period for the vested stock options will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes. These retirement benefits will also become available if Mr. Balakrishnan or each of the other executive officers terminates his employment due to death or disability.

If any part of the benefits provided under the Executive Benefits Agreement is determined by Power Integrations’ accountants to be an excess parachute payment under Section 280G of the Internal Revenue Code, the benefits will either (i) be reduced to the minimum extent necessary to have no excess parachute payment or (ii) be subject to the parachute payment, whichever provides the greatest amount of benefits.

Stock Option Agreements

Additionally, on February 21, 2002, the compensation committee granted Mr. Balakrishnan 200,000 stock options, Mr. Bell 40,000 stock options, Mr. Cobb 50,000 stock options, Mr. Selleck 50,000 stock options, Mr. Tomlin 25,000 stock options, and Mr. Walker 65,000 stock options. Each grant is subject to a stock option agreement with terms pertaining to acceleration of vesting and extension of post termination exercise periods which are substantially identical to the terms appearing in the Executive Benefits Agreement described above.

Certain relationships and related transactions

Since January 2001, except for the Executive Benefits Agreements described in “Employment Contracts and Termination of Employment and Change of Control Arrangements” above, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Power Integrations was or is to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer or holder of more than 5% any class of voting securities of Power Integrations and members of such person’s immediate family had or will have a direct or indirect material interest other than the transactions described below.

On August 25, 1999, Power Integrations loaned to The Davies Family Living Trust dated August 14, 1999, of which Mr. Roderick Davies, previously our Vice President of Operations, is a trustee, $200,000, at an interest rate of 7.5% pursuant to a Note Secured by Deed of Trust due upon the earlier of

•	five (5) years from the date Mr. Davies is last employed by Power Integrations;

•	thirty (30) days after the date of the sale or transfer of the property mortgaged to secure the loan; or

•	an event of default.

The loan is secured by a security interest in and lien on Mr. Davies’ house.

Mr. Davies resigned from Power Integrations in April 2001.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Power Integrations’ executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish Power Integrations with copies of all Section 16(a) forms that they file.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in fiscal year 2001, except that John Tomlin filed a late Form 3, an Initial Statement of Beneficial Ownership.

INFORMATION REGARDING OUR INDEPENDENT PUBLIC AUDITORS

Arthur Andersen LLP has served as our independent auditors since 1990. At each annual meeting of stockholders occurring after our initial public offering in 1997, the board of directors has proposed that the stockholders ratify the appointment of Arthur Andersen LLP as Power Integrations’ independent auditors. However, in view of the recent indictment of Arthur Andersen LLP, the Audit Committee has decided not to include such a proposal ratifying the appointment of Arthur Andersen LLP as Power Integrations’ independent auditor in 2002. The Audit Committee has made this decision as a result of the current uncertainty over Arthur Andersen LLP’s ability to render services to us during 2002 and beyond.

The Audit Committee continues to carefully monitor developments in the investigation into and the indictment against Arthur Andersen LLP and evaluate the impact of those developments on that firm’s ability to continue to render auditing and other services to us. Arthur Andersen LLP has reviewed our financial statements for the first quarter of 2002. Arthur Andersen LLP has represented by letter dated March 22, 2002 that its audit of our consolidated financial statements as of December 31, 2001, was subject to the firm’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen LLP’s personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP was not relevant to our audit, and thus, we received no assurance from Arthur Andersen LLP regarding such availability.

If, in light of the uncertainties involving Arthur Andersen LLP the Audit Committee determines that continuing engagement of Arthur Andersen LLP is not in the best interests of Power Integrations and its stockholders, the board of directors will appoint a new independent auditor for 2002. Next year and in future years, absent extenuating circumstances such as those currently involving Arthur Andersen LLP, we expect to recommend to stockholders for ratification the independent auditing firm, whichever firm that may be, selected by the board of directors for that year.

A representative of Arthur Andersen LLP is expected to be present at the annual meeting of stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Power Integrations for the fiscal year ended December 31, 2001 by its principal accounting firm, Arthur Andersen LLP.

Audit Fees	$171,500
Financial Information Systems Design and Implementation Fees	$-0-
All Other Fees	$94,830

Power Integrations did not engage Arthur Andersen LLP to provide advice regarding financial information systems design and implementation during the year ended December 31, 2001.

Fees billed to Power Integrations by Arthur Andersen LLP during the year ended December 31, 2001 for all other non-audit services included accounting advice and tax services. The audit committee has determined that the provision of non-audit services by Arthur Andersen LLP is compatible with maintaining its independence with Power Integrations.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2001, including the Power Integrations, Inc. 1988 Stock Option Plan, the Power Integrations, Inc. 1997 Stock Option Plan, the Power Integrations, Inc. 1997 Outside Directors Stock Option Plan, the Power Integrations, Inc. 1997 Employee Stock Purchase Plan and the Power Integrations, Inc. 1998 Non-Statutory Stock Option Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	122,555 4,084,001 310,000 0	(1) (2) (3) (4)	.6183 14.3268 21.2242	0 129,217 436,668 597,812
Equity compensation plans not approved by security holders	555,169	(5)	14.8029	66,244

Total	5,071,725		14.4692	1,229,941

(1)	Issued under the Power Integrations, Inc. 1988 Stock Option Plan.

(2)	Issued under the Power Integrations, Inc. 1997 Stock Option Plan.

(3)	Issued under the Power Integrations, Inc. 1997 Outside Directors Stock Option Plan.

(4)	Issued under the Power Integrations, Inc. 1997 Employee Stock Purchase Plan.

(5)	Issued under the Power Integrations, Inc. 1998 Nonstatutory Stock Option Plan.

Some of the principal features of the 1998 Nonstatutory Stock Option Plan, also referred to as the 1998 Plan, are summarized below, but the summary is qualified in its entirety by the full text of the 1998 Plan. Stockholder approval of the 1998 Plan was not required.

Summary of the 1998 Plan

General.    The purpose of the 1998 Plan is to advance the interests of Power Integrations and its stockholders by providing an incentive program that will enable Power Integrations to attract, retain and reward persons performing services for Power Integrations and by motivating them to contribute to the growth and profitability of Power Integrations. These incentives are provided through the grant of nonstatutory stock options.

Shares Subject to Plan.    A maximum of 1,000,000 of the authorized but unissued or reacquired shares of Power Integrations common stock may be issued under the 1998 Plan. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option are repurchased by Power Integrations, the expired or repurchased shares are returned to the 1998 Plan and again become available for grant. Appropriate adjustments will be made to the shares subject to the 1998 Plan and to the shares subject to and purchase prices under outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Power Integrations.

Administration.    The 1998 Plan will be administered by the board of directors or a duly appointed committee of the board of directors. (For purposes of this discussion, the term “board” refers to either the board of directors or such committee.) Subject to the provisions of the 1998 Plan, the board determines the persons to whom options are to be granted, the number of shares to be covered by each option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to Power Integrations upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The board may amend, modify, extend, cancel or renew any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option. The 1998 Plan provides, subject to certain limitations, for indemnification by Power Integrations of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 1998 Plan. The board will interpret the 1998 Plan and options granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the 1998 Plan or any option.

Eligibility.    Options may be granted under the 1998 Plan to employees and consultants of Power Integrations or of any present or future parent or subsidiary corporations of Power Integrations (excluding officers and directors). As of March 31, 2002, Power Integrations had approximately 245 employees who would be eligible under the 1998 Plan. As of March 31, 2002, options to purchase 404,012 shares of common stock granted pursuant to the 1998 Plan had been exercised, option to purchase an aggregate of 527,400 shares were outstanding, and 68,588 shares of common stock remained available for future grants under the 1998 Plan.

Stock Option Terms.    Each option granted under the 1998 Plan will be evidenced by a written agreement between Power Integrations and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1998 Plan. Nonstatutory stock options must have an exercise price equal to at least 85% of the fair market value of a share of common stock on the date of grant. The fair market value of Power Integrations’ common stock is based on the trading price of Power Integrations’ shares on the Nasdaq National Market.

Generally, the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price, by means of a promissory note, by such other lawful consideration as approved by the board or by any combination of these. Nevertheless, the board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by Power Integrations, through the optionee’s surrender of a portion of the option shares to Power Integrations.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the board. The maximum term of an option granted under the 1998 Plan is ten years. An option generally will remain exercisable for three months following the optionee’s termination of service. However, if such termination results from the optionee’s death or disability, the option generally will remain exercisable for six months. In any event, the option must be exercised no later than its expiration date.

Nonstatutory stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.

Change in Control.    The 1998 Plan provides that a “change in control” occurs in the event of:

•	a sale or exchange by the stockholders of more than 50% of Power Integrations’ voting stock,

•	a merger or consolidation involving Power Integrations,

•	the sale, exchange or transfer of all or substantially all of the assets of Power Integrations, or

•	a liquidation or dissolution of Power Integrations,

wherein, upon any such event, the stockholders of Power Integrations immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of the voting stock of Power Integrations, its successor, or the corporation to which the assets of Power Integrations were transferred.

Upon a change in control, the board may arrange for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1998 Plan. To the extent that the options outstanding under the 1998 Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

Termination or Amendment.    The board may terminate or amend the 1998 Plan at any time. However, no termination or amendment may affect an outstanding option unless expressly provided by the board, and, in any event, may not adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to comply with any applicable law, regulation or rule.

Summary of U.S. federal income tax consequences of options granted under the 1998 Plan

The following summary is intended only as a general guide as to the U.S. federal income tax consequences under current law of participation in the 1998 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to Power Integrations with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. Power Integrations generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

On December 31, 2001, Alan D. Bickell, E. Floyd Kvamme and R. Scott Brown were members of the compensation committee. Each member of the compensation committee is a non-employee member of our board of directors. For fiscal year ended 2001, all decisions concerning executive compensation were made by the compensation committee as constituted on December 31, 2001. This committee is responsible for setting and administering the policies governing annual compensation of the executive officers of Power Integrations. The compensation committee reviews the Chief Executive Officer’s recommendations regarding the performance and compensation levels for executive officers other than Power Integrations’ Chief Executive Officer.

Overview

The goals of Power Integrations’ executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with Power Integrations’ performance and to motivate executive officers to achieve Power Integrations’ business objectives. Power Integrations uses salary, bonus compensation and option grants to attain these goals. The compensation committee reviews compensation surveys and other data to enable the committee to compare Power Integrations’ compensation package with that of similarly-sized high technology companies in Power Integrations’ geographic area.

Salary

Base salaries of executive officers are reviewed annually, and if deemed appropriate, adjustments are made based on individual executive officer performance, scope of responsibilities and levels paid by similarly-sized high technology companies in Power Integrations’ geographic area. Commencing with the 2001 fiscal year, in determining the salaries of the executive officers, the compensation committee considered information provided by Power Integrations’ Chief Financial Officer, as well as salary surveys and similar data prepared by AON Consulting Radford Division, an employment compensation consulting firm. In preparing the performance graph set forth in the section entitled “Comparison of Stockholder Return,” Power Integrations has selected the CRSP Index for Nasdaq Electronic Components Stocks as its published industry index; however, the companies included in the Power Integrations’ salary surveys are not necessarily those included in this index, because companies in the index may not compete with Power Integrations for executive talent, and companies which do compete for executive officers may not be publicly traded.

The Chief Executive Officer is responsible for evaluating the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the compensation committee. In addition to considering the performance of individual executive officers and information concerning competitive salaries, significant weight is placed on the financial performance of Power Integrations in considering salary adjustments.

Bonus compensation

Cash bonuses for each executive officer are set annually by the compensation committee and are specifically weighted for identified financial, management, strategic and operational goals. The committee determines quarterly and annually performance against the established goals and, based on its determination, the committee approves payment of appropriate bonuses. In addition to quarterly and annual bonus compensation, executive officers may earn additional bonus awards for patent applications or publications.

Stock options

Power Integrations strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. The size of an option grant to an executive officer has generally been determined with reference to similarly-sized high technology companies in Power Integrations’ geographic area for similar positions, the responsibilities and future contributions of the executive officer, as well as recruitment and retention considerations. In fiscal 2001, the Chief Executive Officer recommended to the board of directors, and the board of directors approved, stock option grants under the 1997 Plan to certain of the executive officers. See “Option Grants in Last Fiscal Year.”

Executive Benefits Agreements

In fiscal 2001, the compensation committee reviewed its policy regarding change of control agreements for executive officers. After review of other comparable companies’ arrangements, the committee approved executive benefits agreements and stock option agreements pursuant to which stock options were granted in fiscal 2002 for each of our executive officers. These executive benefits agreements provide severance benefits, including acceleration of vesting of stock options upon a change of control and in the event of an involuntary termination prior to or within 18 months of a change of control, and certain retirement benefits, including medical and dental benefits and extension of post-termination exercise periods for stock options upon the retirement of an executive officer who has met certain age and service requirements. The stock option agreements provide for terms pertaining to acceleration of vesting and extension of post termination exercise periods which are substantially identical to the terms appearing in the executive benefits agreement. These executive benefits agreements and stock option agreements are described further in this proxy statement in the section entitled “Employment Contracts and Termination of Employment and Change of Control Arrangements.” The compensation committee recognized the need to provide enhanced financial security to the executive officers, to promote the retention of the executive officers’ services, and with respect to a change of control, to induce such officers to remain employed during the uncertainty engendered by the possibility or pendency of a change of control or similar events. The compensation committee also concluded that the executive benefits agreements provided retention incentives more in line with similar incentives at comparable companies.

Compensation of Chief Executive Officer

Howard F. Earhart served as our president and chief executive officer from January 1995 to April 2001, at which time he resigned as president but continued to serve as our chief executive officer until January 2002. The compensation committee set Mr. Earhart’s fiscal 2001 compensation, including a base salary of $319,039, in fiscal 2000. The compensation committee reviewed Mr. Earhart’s performance with regard to quarterly performance objectives, weighted among specific personal and corporate objectives, in determining his eligibility for bonus compensation. Mr. Earhart’s bonus compensation for fiscal 2001 was $33,416. In addition, the board of directors granted Mr. Earhart options to purchase 125,000 shares of Power Integrations’ common stock based on the responsibilities and expected contributions of Mr. Earhart, the compensation of chief executive officers at similarly situation companies and the retention value of the grant.

Deductibility of executive compensation

Power Integrations has considered the provisions of Section 162(m) of the Internal Revenue Code and the related Treasury Department regulations which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent the compensation exceeds $1,000,000 for any of those officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1988 Plan and 1997 Plan should qualify for an exemption from these restrictions. The compensation committee does not believe that other components of Power Integrations’ compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the compensation committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The compensation committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

TH	E 2001 COMPENSATION COMMITTEE

Ala	n D. Bickell
R.	Scott Brown
E.	Floyd Kvamme

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Power Integrations’ financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Arthur Andersen LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

Each of the members of the Audit Committee qualifies as an “independent” director under the current listing standards of the National Association of Securities Dealers. The Audit Committee acts pursuant to the Audit Committee Charter that has been adopted by the board of directors. A copy of this charter is attached to this proxy statement as Annex A.

The Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with Arthur Andersen LLP, our independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements. The committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from Power Integrations and its related entities) and has discussed with our independent auditors their independence from Power Integrations.

Based on the review and discussions referred to above, the committee recommended to our board of directors that Power Integrations’ audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

TH	E 2001 AUDIT COMMITTEE

Ala	n D. Bickell
Nic	holas Brathwaite
E.	Floyd Kvamme

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on Power Integrations’ common stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (“Nasdaq US”) and the CRSP Index for Nasdaq Electronic Components Stocks (“Nasdaq Electronic Components”) for the period commencing on December 12, 1997 and ending on December 31, 2001.(1)

Comparison of cumulative total return from December 12, 1997 through December 31, 2001
Power Integrations, Inc., Nasdaq Stock Market—US Index and the CRSP Index for
Nasdaq Electronic Components Stocks

	December 12, 1997	December 31,
		1997	1998	1999	2000	2001
Power Integrations, Inc.	$100.0	$113.8	$308.5	$1,180.0	$283.1	$562.2
Nasdaq US	$100.0	$102.3	$144.2	$268.0	$161.2	$127.9
Nasdaq Electronic Components	$100.0	$101.5	$156.8	$291.5	$239.6	$163.3

(1)
Assumes that $100.00 was invested on December 12, 1997 in Power Integrations’ common stock at the closing price of $4.00 and at the closing sales price for each index on that date and that any dividends were reinvested. No dividends have been declared on the common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 5245 Hellyer Avenue, San Jose, California 95138, not later than December 30, 2002, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Power Integrations’ proxy statement for that meeting. Should a stockholder proposal be brought before the 2003 annual meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we provide information in our proxy statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By	order of the board of directors

Joh	n M. Cobb
Secretary

April 29, 2002

ANNEX A

POWER INTEGRATIONS, INC.

Charter for the Audit Committee
of the Board of Directors

Purpose

The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company and its subsidiaries; to provide to the Board of Directors the results of its examinations and recommendations; to outline to the Board improvements made, or to be made, in internal accounting controls; to nominate independent auditors; and to provide the Board with any additional information and materials it may deem necessary to make the Board aware of significant financial matters which require Board attention. The Audit Committee will undertake those specific duties and responsibilities listed below.

Membership

The Audit Committee will consist of at least three (3) members of the Board and shall be composed of directors who are independent of the management of the Company and are free of any relationship that would interfere with their exercise of independent judgement as committee members. Each member will be an “independent director” as defined in the listing standards for The Nasdaq Stock Market; each member will be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement; and at least one member will have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background resulting in the individual’s financial sophistication, including being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities. The members of the Audit committee will be appointed by and will serve at the discretion of the Board of Directors.

Meetings

The Audit Committee will meet at least annually in addition to the following:

The Audit Committee will meet separately with the Chief Financial Officer at least once each quarter to review the financial affairs of the Company and will meet separately with the Chief Executive Officer at least once each year to review the financial affairs of the Company.

The Audit Committee will meet at least quarterly with the independent auditors of the Company to review the independent auditors’ quarterly or annual examinations, management reports or other matters relating to the independent auditors’ audits and reviews.

Responsibilities

The responsibilities of the Audit Committee shall include:

1.
Evaluating and recommending the reappointment or replacement of the independent auditors, considering independence and effectiveness, the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor, and evaluating and selecting an alternate should it be determined that the current auditors should be replaced.

2.	Recommending to the Board guidelines for the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account.

3.	Approving the retention of the independent auditor for any material non-audit service and the fee for such service.

4.
Reviewing the nature and scope of other professional services provided to the Company by the independent auditors and considering the relationship to the auditors’ independence, including obtaining from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, and discussing with the auditor any disclosed relationships or services that may impact auditor objectivity and independence, and taking appropriate action to oversee the independence of the independent auditor.

5.
Meeting with the independent auditors and financial management of the Company to review 1.) the scope of the proposed audit for the current year, 2.) the audit procedures to be utilized, and 3.) the adequacy of the independent auditor’s compensation.

6.	Reviewing and reassessing the Audit Committee Charter periodically, as conditions dictate.

7.
Reviewing the quarterly and annual financial statements and audit results prior to the filing of the Company’s Form 10-Qs and Form 10-Ks with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders and to discuss the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. These meetings should include a discussion of the independent auditors judgment, quality of the Company’s accounting and any uncorrected misstatements as a result of the auditor’s quarterly review, as well as significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management.

8.	Reviewing, and recommending to the Board the approval of, the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

9.	Reviewing the regular Management Letter to management prepared by the independent auditors and management’s response.

10.
Reviewing and discussing with management and the independent auditors the accounting policies which may be viewed as critical, and review and discuss any significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports.

11.
Verifying with the independent auditors the adequacy of the Company’s system of internal controls and internal reconciliation and reviewing the integrity of the Company’s financial reporting process, both internal and external, including disclosures of insider and affiliated party transactions.

12.
Reviewing with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

13.
Overseeing compliance with SEC requirements regarding disclosure of auditor’s services and independent status and each audit committee member’s independence and activities and preparing a report for inclusion in the Company’s annual proxy statement as required by the SEC.

14.	Providing oversight and review of the Company’s asset management policies, including an annual review of the company’s investment policies and performance for cash and short-term investments.

15.	Performing other oversight functions as requested by the full Board of Directors.

16.	Providing sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of the Company’s management present.

17.
Reporting the results of the annual audit to the Board of Directors. If requested by the Board, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors’ questions.

18.	In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it.

Outside Advisors

The Audit Committee shall have the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist in the full performance of its functions.

Investigations

The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist it in the conduct of any investigation.

Reports

The Audit Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

Minutes

The Audit Committee will maintain written minutes of its meetings and those minutes will be filed with the minutes of the meetings of the Board of Directors.

*****

DETACH HERE

PROXY

POWER INTEGRATIONS, INC.

Proxy for the Annual Meeting of Stockholders
To be held on June 6, 2002

Solicited by the Board of Directors

The undersigned hereby appoints Balu Balakrishnan and John M. Cobb, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Power Integrations, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 5245 Hellyer Avenue, San Jose, CA 95138 at 1:00 p.m., local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 29, 2002 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 and 2.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

POWER INTEGRATIONS, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone

It’s fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.   Read the accompanying Proxy Statement and
Proxy Card.

2.   Call the toll-free number
1-877-PRX-VOTE (1-877-779-8683).

3.   Enter your Voter Control Number located on
your Proxy Card above your name.

4.   Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!

Vote by Internet

It’s fast, convenient, and your vote is
immediately confirmed and posted.

Follow these four easy steps:

1.   Read the accompanying Proxy Statement and
Proxy Card.

2.   Go to the Website
http://www.eproxyvote.com/powi

3.   Enter your Voter Control Number located on
your Proxy Card above your name.

4.   Follow the instructions provided.

Your vote is important!
Go to www.eproxyvote.com/powi anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

☒	Please mark votes as in this example.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING. A vote FOR the following proposals is recommended by the Board of Directors.

				FOR	AGAINST	ABSTAIN
1.	To elect the following three persons as Class II directors to hold office for a three-year term and until their successors are elected and qualified: Nominees: (01) E. Floyd Kvamme, (02) Nicholas E. Brathwaithe and (03) Balu Balakrishnan		2.
To approve an amendment to the Company’s 1997 Stock Option Plan which provides that effective January 1, 2003, 700,000 shares which would otherwise only be available for grant under such plan pursuant to nonstatutory stock options may instead be granted pursuant to incentive stock options.
				☐	☐	☐
	FOR	WITHHELD
	☐	☐

☐	For all nominees except as noted above
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT					☐
	MARK HERE IF YOU PLAN TO ATTEND THE MEETING					☐

Please sign here. Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Signature: ___________________________________	Date: ______________	Signature: __________________________________	Date:	___________